Exhibit 99.1

Contact:
Randi Baldwin
Vice President Communications & Marketing
American Medical Alert Corporation
(516) 536-5850

AMERICAN MEDICAL ALERT CORPORATION REPORTS
THIRD QUARTER 2006 RESULTS

Company achieves record revenues
Realizes revenue growth of 42% and 41% for the three months and nine months ended September 30, 2006, respectively

OCEANSIDE, New York. -November 13, 2006 - American Medical Alert Corp. (NASDAQ: AMAC) a provider of healthcare communication services and advanced telehealth monitoring technologies, today announced operating results for the quarter and nine months ended September 30, 2006.

Revenues for the quarter ended September 30, 2006, consisting primarily of monthly recurring revenues (MRR), increased 42% to $7,784,660 as compared to $5,495,252 for the same period in 2005. Net income for the quarter ended September 30, 2006 was $279,421 or $.03 per diluted share as compared to $202,901 or $.02 per diluted share for the same period in 2005.

Revenues for the nine months ended September 30, 2006 increased 41% to $22,731,188, as compared to $16,161,146 for the same period in 2005. Net income was $803,964 or $0.09 per diluted share as compared to a net income of $705,181 or $0.08 per diluted share for the previous year. Net Income for the trailing twelve months ended September 30, 2006 and 2005 was $1,031,219 and $505,655, respectively.

Earnings before interest, taxes and depreciation and amortization (“EBITDA”) for the nine months ended September 30, 2006 increased 19% to $4,271,225 as compared to $3,582,253 for the same period in 2005. EBITDA for the trailing twelve months ended September 30, 2006 and 2005 was $5,601,714 and $4,086,061, respectively, a 37% increase.

The Company affirms its guidance issued on March 30, 2006 that gross revenues, consisting primarily of monthly recurring revenue (MRR), will increase by 34% to $30,000,000 while also projecting a 29% increase in earnings to $1,200,000 for the year ending December 31, 2006. This projection does not assume any contribution from future acquisitions.

Howard M. Siegel, Chairman and Chief Executive Officer commented on behalf of the Company, “This quarter’s results affirm the effectiveness of AMAC’s facility consolidation strategy. The relocation of our fulfillment and engineering facility has allowed us to in-source a greater portion of our assembly and refurbishing activities and automate many aspects of our workflow process resulting in a reduction in the overall cost of goods sold. The full effect of the fulfillment and engineering department consolidation is expected to be more fully realized during the first half of 2007. This quarter the Company also realized an impressive 8% reduction in cost of goods sold (as a portion of revenue) as compared to the same period in 2005 in our Telephony Based Communications Services segment (TBCS). Of equal importance, AMAC’s TBCS segment acquisition strategy continues to provide a strong return on investment. The Company will continue to pursue this strategy as a means of complementing organic growth in its TBCS and Health Safety Monitoring Services offerings.”

About American Medical Alert Corp.

AMAC is a healthcare communications company dedicated to the provision of support services to the healthcare community. AMAC's product and service portfolio includes Personal Emergency Response Systems (PERS) and emergency response monitoring, electronic medication reminder devices, disease management monitoring appliances and healthcare communication solutions services. AMAC operates seven communication centers under local trade names: HLINK OnCall, Long Island City, NY, North Shore TAS, Port Jefferson, NY, Live Message America, Audubon, NJ, ACT Teleservice, Newington, CT and Springfield, MA, MD OnCall, Cranston RI and Capitol Medical Bureau Rockville, MD to support the delivery of high quality, healthcare communications.

Use of Non-GAAP Financial Information

In addition to the results reported in accordance with accounting principles generally accepted in the United States (“GAAP”) included in this press release, the Company has provided information regarding certain non-GAAP financial measure. This measure is “earnings before interest, taxes and depreciation and amortization (“EBITDA”)”. Such information is reconciled to its closest GAAP measure in accordance with the Securities and Exchange Commission rules and is included in the attached supplemental data.

Management believes that the non-GAAP financial measure used in this press release is useful to both management and investors in their analysis of the Company’s financial position and results of operations. Management believes that EBITDA is a useful measure of the Company's financial performance as it is an indicator of the Company's ability to generate cash flow to make acquisitions, reinvest in new telehealth products and liquidate liabilities. Management also uses EBITDA for planning purposes to determine appropriate levels of operating and capital investments.

EBITDA is a non-GAAP financial measure and although management and some members of the investment community utilize it to measure financial performance, EBITDA should not be viewed as a substitute for financial data prepared in accordance with GAAP or as a measure of profitability. Additionally, the non-GAAP financial measure as presented by AMAC may not be comparable to similarly titled measures reported by other companies.
Forward Looking Statements

This press release contains forward-looking statements that involve a number of risks and uncertainties. Forward-looking statements may be identified by the use of forward-looking terminology such as "may," "will," "expect," "believe," "estimate," "anticipate," "continue," or similar terms, variations of those terms or the negative of those terms. Important factors that could cause actual results to differ materially from those indicated by such forward-looking statements are set forth in the Company's filings with the Securities and Exchange Commission (SEC), including the Company's Annual Report on Form 10-KSB, the Company's Quarterly Reports on Forms 10-Q, and other filings and releases. These include uncertainties relating to government regulation, technological changes, costs relating to ongoing FCC remediation efforts, our expansion plans, our contract with the City of New York and product liability risks.

Statements of income for the three and nine months ended September 30, 2006 and 2005 and balance sheets as of September 30, 2006 and December 31, 2005 are attached.

AMAC SELECTED FINANCIAL DATA

	Three Months Ended		Nine Months Ended
	9/30/2006	9/30/2005	9/30/2006	9/30/2005

Revenues	$7,784,660	$5,495,252	$22,731,188	$16,161,146

Net Income	$279,421	$202,901	$803,964	$705,181

Net Income per Share
Basic	$0.03	$0.02	$0.09	$0.08
Diluted	$0.03	$0.02	$0.09	$0.08

Basic Weighted Average
Shares Outstanding	8,989,042	8,616,542	8,896,133	8,370,315

Diluted Weighted Average
Shares Outstanding	9,352,802	9,277,566	9,351,160	9,067,566

CONDENSED BALANCE SHEET
	September 30,	December 31,
	2006	2005
	(Unaudited)
ASSETS

Current Assets	$8,481,317	$8,343,781
Fixed Assets - Net	9,184,952	7,810,658
Other Assets	13,512,647	10,440,897

Total Assets	$31,178,916	$26,595,336

LIABILITIES AND STOCKHOLDERS' EQUITY

Current Liabilities	$5,673,120	$4,495,784
Deferred Income Tax	1,022,000	971,000
Long-term Debt	3,719,319	2,429,396
Long-term Capital Lease	84,494	-
Other Liabilities	480,849	315,230

Total Liabilities	$10,979,782	$8,211,410

Stockholders' Equity	20,199,134	18,383,926

Total Liabilities and Stockholders' Equity	$31,178,916	$26,595,336

Earnings before interest, taxes and depreciation and amortization for the nine months and trailing twelve months ended September 30, 2006 and 2005.

		Add:		Less:
	9/30/06	12/31/2005	Subtotal	9/30/2005	Total

Net Income	803,964	932,436	1,736,400	705,181	1,031,219
Add Backs:
Taxes	680,000	866,000	1,546,000	651,000	895,000
Interest	262,788	52,638	315,426	32,695	282,731
Depreciation & Amort.	2,524,473	3,061,668	5,586,141	2,193,377	3,392,764

EBITDA	4,271,225				5,601,714

		Add:		Less:
	9/30/05	12/31/2004	Subtotal	9/30/2004	Total

Net Income	705,181	410,606	1,115,787	610,132	505,655
Add Backs:
Taxes	651,000	398,000	1,049,000	543,000	506,000
Interest	32,695	58,184	90,879	44,985	45,894
Depreciation & Amort.	2,193,377	3,071,424	5,264,801	2,236,289	3,028,512

EBITDA	3,582,253				4,086,061